Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of ImageneBio, Inc. of our report dated March 18, 2025, except for the effects of the change in computation of net loss per share discussed in Note 2 to the consolidated financial statements, as to which the date is September 8, 2025, relating to the consolidated financial statements of Inmagene Biopharmaceuticals, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Diego, California

September 8, 2025